QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

[Tularik Logo]

Contacts:	Tularik Inc. Traci McCarty (investors/media) 650-825-7182

Tularik Announces Public Offering of Common Stock

South San Francisco, Calif.—October 18, 2002—Tularik Inc. (Nasdaq: TLRK) today announced that it has priced an offering of 4,000,000 shares of its common stock. Net proceeds to the Company are expected to be approximately $25.7 million. Goldman, Sachs & Co. is acting as underwriter. All of the shares are being offered by Tularik under its currently effective shelf registration statement.

A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus, copies of which can be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.

About Tularik

Tularik is engaged in the discovery and development of a broad range of novel and superior orally available medicines that act through the regulation of gene expression. Tularik's scientific platform is focused on three therapeutic areas: cancer, immunology and metabolic disease. The Company currently has three drug candidates in clinical trials. T67 is moving into a pivotal Phase 2/3 study for the treatment of Hepatocellular Carcinoma (HCC) and T607 is in four Phase 2 trials for the treatment of HCC, non-Hodgkin's lymphoma, ovarian cancer and gastric cancer. T487, for the treatment of inflammatory diseases, is in a Phase 1 trial in the United Kingdom to evaluate safety.

This press release contains "forward-looking" statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," " will," "intends" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Tularik to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Tularik's SEC reports, including the report on Form 10-Q for the quarter ended June 30, 2002 and the report on Form 10-K for the year ended December 31, 2001. Tularik does not undertake any obligation to update forward-looking statements.

QuickLinks

Tularik Announces Public Offering of Common Stock